Exhibit 99.1

CONTACT:

Investor Relations

Axon Enterprise, Inc.

IR@axon.com

Axon reports Q3 2023 revenue up 33% to $414 million, raises outlook

●	Annual Recurring Revenue grows 54% year over year to $619 million
●	International revenue grows 52%, supported by growing pipeline
●	Net income of $59 million supports Adjusted EBITDA of $92 million
●	Raises full year revenue outlook to approximately $1.55 billion, or 30% annual growth; expects full year Adjusted EBITDA margin just above 20%
●	TASER 10 demand exceeding expectations
●	U.S. federal government momentum builds and U.S. Department of Veterans Affairs is live on Axon Records

Fellow shareholders,

We are delighted to once again present strong quarterly results, raise our full-year outlook and share highlights that speak to stellar momentum across the board. Record revenue across categories in the third quarter reflected broad-based demand for new products, which we discuss below. Axon’s seventh consecutive quarter of over 30% year-over-year revenue growth is a reflection of and testament to our track record of solid execution; product market fit; deployment of capital toward innovation that solves real-world pain points for customers; and growing demand from state and local, federal, international and enterprise customers. We have also achieved GAAP profitability for each of the previous seven quarters.

Axon Cloud & Services remained a key growth driver in Q3 2023, increasing 55% year over year, fueled by both expansion with existing customers and new logo wins. Net Revenue Retention (NRR) of 122% supported 54% growth in Annual Recurring Revenue (ARR), which has reached $619 million. Sensors product revenue growth of 45% was catalyzed by the first full quarter of Axon Body 4 shipments and continued strength in demand for Axon Fleet 3. TASER segment revenue grew 12% over last year, driven by the ramp of TASER 10. We are pleased with our TASER 10 ramp — revenue grew more than 50% sequentially, demonstrating solid execution on this new product launch, and demand is exceeding our expectations.

Although we are proud of our results, we are also heavy hearted that we present them in the midst of global wars and growing violence. As CEO and Founder Rick Smith wrote in his annual letter to shareholders, violence leads to sadness and loss and more violence. Ultimately, we believe the way the world wins over evil is to continue to make progress for good. Axon’s mission to protect life is dedicated to that progress.

Our mission inspires the work we do and has resulted in a growing global demand profile. This affords us the ability to update our full year outlook to an expectation of approximately 30% annual revenue growth and an Adjusted EBITDA margin above 20%. We are humbled at the partnership and trust that our customers place in us as we deliver some of their most critical technologies — and we’re especially pleased to present updates on our U.S. federal government and international customer momentum in this letter, below.

Select Highlights:

A Force For Good | ESG Updates

Axon Celebrates Year One of Our Moonshot

One year ago in October, Axon launched a moonshot goal to reduce gun-related deaths between the police and the public by 50% over the next ten years. When we launched this goal, we knew we needed better data that captures both officer and civilian fatalities and is comprehensive enough to get to the root causes of shootings.

One year later, we have introduced key new capabilities in each of the three elements of our strategy to hit our moonshot: Technology, Training and Trust (Data).

First, we introduced breakthrough new TASER 10 technology that doubles the range while delivering 10 shots.

Second, we upgraded training capabilities with dedicated virtual reality (VR) TASER hardware for both TASER 10 and TASER 7. With VR sidearms in development, we believe Axon VR will transform public safety training.

Third, we are optimizing public safety data with a new national database that represents a critical step toward achieving our moonshot goal. The Axon Public Safety Gun Fatality Database, released in collaboration with the independent non-profit research firm Institute for Intergovernmental Research (IIR), provides a comprehensive view of gunfire fatalities between police and the public in the United States, including the deaths of both civilians and law enforcement officers.

This new database allows us to ask and answer the right questions and will help guide our future product roadmap. We are incredibly proud to lead the charge for good with investments in Technology, Training and data to build Trust.

Force For Good Report | 2023

Axon’s moonshot goal is part of our broader company mission to protect life. Our vision is a world where bullets are obsolete, where social conflict is dramatically reduced, and where everyone has access to a fair and effective justice system.

On November 28th, we will publish our third responsibility report to share our ever-deepening commitment to being a force for good. We approach corporate social responsibility both qualitatively and quantitatively. Axon’s Force For Good report will serve as our updated Environmental, Social & Governance (ESG) report, and account for Axon’s progress from 2021 to 2023. Axon’s previous report was published in 2021.

Axon Aid Responds to Hurricane Idalia

When disaster strikes, Axon is proud to support first responders and communities in need. Recently, Florida, Georgia and the Carolinas grappled with the destructive force of Hurricane Idalia. In its aftermath, Axon Aid’s Emergency Response Team joined forces with the Lowndes County Sheriff’s Office (GA) to support their community and alleviate strain on public resources.

Axon Aid's deployment to Lowndes County lasted three days and included 138 drone missions flown, covering more than 100 miles across the county and identifying 68 damage sites. The Axon Aid pilots assisted in providing real time situational awareness that helped to focus first responder efforts, saving time and aiding efficiency, at no cost to the public.

“First responders know that in a time of crisis, community support is invaluable. Axon demonstrated their unwavering commitment towards that support by providing essential resources and personnel during our recent natural disaster. We are immensely grateful to Axon Aid and their Emergency Response Team for their swift and effective support in the aftermath of Hurricane Idalia. Their amazing team arrived within hours of our request and provided incredible training and insight to our newly formed drone team. Axon’s drone technology, flown by skilled pilots, provided critical situational awareness and helped us identify damage areas promptly. This invaluable assistance not only expedited our recovery efforts but also played a pivotal role in our community’s eligibility for FEMA assistance. Axon’s commitment to our community during our time of need is a testament to their dedication to helping first responders and communities in crisis.” —Sheriff Ashley Paulk, Lowndes County Sheriff’s Office

Partnering with Customers & Diversifying Markets

International Association of Chiefs of Police (IACP)

In October, Axon returned to the International Association of Chiefs of Police (IACP) annual conference, the largest annual law enforcement event. We welcomed conference attendees to participate in new VR training experiences, TASER 10 firing, and several product demonstrations highlighting our cloud software offerings such as Axon Respond, Axon Records and Axon Evidence. Customers were enlivened by experiences with TASER 10 and our new VR simulator content and controllers, which made their IACP debut.

Over 1,000 conference attendees, including chiefs of police, sheriffs and other law enforcement leaders went through Axon VR and TASER 10 experiences at the conference. It is one of the many events we attend that helps build our pipeline and supports our future growth, and we are pleased with the traction we have seen coming out of our conversations and customer meetings.

“This is a particularly special year for Axon as we celebrate our 30th anniversary and unwavering partnership with public safety in helping to protect life." — Rick Smith, Axon CEO and Founder

U.S. Federal Momentum Builds

Axon has grown our presence with the U.S. federal government, emerging as an innovative technology solution vendor for this customer segment, which represents a $10 billion opportunity. This year has been a breakout year for our U.S. federal business, which is the result of focused investment that Axon began several years ago when we began to establish a business centered around meeting the mission needs of federal civilian and military customers. We have built trusted relationships with agencies that are finding increasing value in our products, our mission, and our ability to meet their complex needs.

We are pleased that federal government customers are purchasing products across the Axon ecosystem, including TASER devices, body cameras, in-car cameras, digital evidence management software and productivity software. In fact, five of our top 10 deals in the third quarter came from U.S. federal government customers.

In October, we displayed our products and ecosystem at the Association of the United States Army (AUSA) annual conference. Our goal at the AUSA conference in 2023 was to demonstrate our ability to meet the future 2030 needs of the U.S. Department of Defense and specifically the U.S. Army with technologies we have ready and widely deployed today. This included our “base security of the future” experience, which showcased the Axon ecosystem of products and partners, and how technology and innovation can help keep military installations — and the families who live on them — safe and protected. We were pleased to see the overwhelming enthusiasm and support by our customers, which confirms our technology's fit for the U.S. Department of Defense and Army mission.

In our product updates below, we share more details about our success with the U.S. Department of Veterans Affairs, which is now live on our Axon Records solution. Additional milestones in the federal sector include:

●	Securing an enterprise-wide IDIQ contract that enables all law enforcement agencies within the Department of Homeland Security to acquire Axon body-worn cameras and software licenses,
●	The U.S. Army renewing its TASER modernization program, and
●	Signing our first TASER 10 contract with a U.S. federal government agency.

These proof points highlight that the total addressable market for our solutions has expanded beyond state and local law enforcement into this critical adjacent customer segment.

International Drives Ahead

Axon is investing in growing our global presence. International revenue grew 52% year over year in Q3 2023, ahead of domestic revenue, and three of our top 10 deals in the quarter came from international customers. Over the last year, we have continued to invest in driving cloud and software opportunities in Western Europe and Asia. In addition, over the longer term, we believe that our acquisition of Brussels-based Sky-Hero, which closed in June, will further deepen our European customer intimacy.

Axon Public Safety Technology Roadshow attracts more than 1,000 European public safety professionals.

We embarked upon our first ever roadshow outside North America in September, meeting with customers in France, Portugal, Spain, Germany, Belgium and Italy after a successful roadshow through the United Kingdom. Our roadshow continues into November and the team has had productive conversations around technology modernization in policing across several European countries.

Feedback from customers has been exciting, and we are proud to have adapted our roadshow to new geographies, matching language, visuals, and the needs of new international markets. As of October, the Axon European Roadshow met with over 200 unique police forces and over 1,100 attendees.

“This is what we’ve been looking for, for a very long time. The cloud integration is something our current dashcam system can’t do.” — Fleet Administrator, Police Agency in the U.K.

“The technology is just brilliant. We should have this with every SWAT team." — Firearms instructor, referring to Sky-Hero tactical ground robot

In November, Axon looks forward to participating in Milipol Paris, which is a leading worldwide event for homeland security — one of the largest international public safety events of its kind. Axon intends to generate customer excitement and extend the success we’ve enjoyed at U.S. tradeshows, and we have also coordinated a week-long coinciding roadshow to meet with a number of Western European customers.

Product Innovation Highlights

In conjunction with two major hardware product launches this year, we continue to drive innovation across our ecosystem with cohesive software offerings that create a comprehensive technology solution approach for our customers. We conceptualize our software product portfolio as belonging to three major categories: digital evidence management, real-time operations and productivity software.

●	Digital evidence management remains our core SaaS business and is the workhorse behind our software revenue growth. We sell recurring software licenses that allow users to harness the full power of their devices, including the leading digital evidence management platform, which aggregates video, voice and text data generated from devices and enables users to efficiently and accurately manage an ever-growing base of digital evidence.
●	Real-time operations is a fast growing product category that further unlocks the potential of our network of devices, including activating live-streaming, two-way voice communications and location services. Our real-time operations portfolio is an example of our product innovation approach driving category creation, bringing new capabilities and products to customers.
●	Productivity software builds on our digital evidence management and real-time operations solutions. Offerings such as Axon Records, Axon Standards and Axon Auto-Transcribe reduce time spent on paperwork, so that our customers can spend more time in the field. We also find ways to drive productivity through enhanced training, an additional product category for us related to our VR training portfolio. We double-click on VR as well as productivity solutions below.

Axon VR Hardware Launch Harnesses the Power of Training and TASER 10

We believe safer outcomes start with improved training, and the customer pain points in this arena are clear. Historically, public safety agencies have faced massive problems providing officers with enough hours of effective training, when constrained by traditional methods that are time-consuming, unrealistic and expensive.

We’ve recently stepped up the pace of innovation with VR training to improve usability and functionality, to help solve this pain point for customers. The expansion of Axon VR Training includes all-new ergonomically accurate TASER 10 and TASER 7 VR controllers and represents the future of public safety training: immersive de-escalation training that ultimately makes both communities and officers safer. TASER 10 and VR training are now tightly linked as a solution for helping public safety professionals learn, practice and build competence in jobs that require incredibly complex muscle memory and physical action combined with split second decision making under stress — not so different from the role that flight simulators have long played in commercial and military aviation.

Currently, over 1,500 agencies across the globe use Axon VR to train their officers. The Axon VR offerings continue to grow in breadth and scope, helping agencies reduce costs and improve outcomes.

Officer Productivity: Axon Records

Axon Records continues to gain momentum. We now have over 90 agencies with nearly 32,000 sworn officers live on our Axon Records solution, including 20 agencies that have replaced their legacy records management systems entirely with Axon Records.

Contributing to our momentum during the quarter, the U.S. Department of Veterans Affairs became the first U.S. federal government customer of Axon Records and our largest Records deployment to date. We are also thrilled about deployments of Axon Records in major cities, including a recent deployment in Oklahoma City, in addition to Baltimore, Tucson and Fresno.

“The successful implementation of Axon Records for Veterans Affairs police officers is not just about upgrading technology; it’s about building an ecosystem around our troops. This holistic approach improves job satisfaction, fosters transparency, enhances professionalism, and reinforces accountability, ensuring that those who protect our veterans are equipped and empowered to do so with the utmost excellence.” — Chief Troy Brown, U.S. Department of Veterans Affairs

A key differentiator for customers adopting our Records product, in addition to it being a world-class, modern cloud-based standalone records management system, is the value derived in leveraging the Axon ecosystem across products. In addition to leveraging our ecosystem of innovative and solution-oriented products, our ability to continually deliver fundamental innovation and new capabilities ensures we are bringing emerging technology to this crucial public safety software category and helping public safety to benefit from broader technology trends.

Summary of Q3 2023 results

●	Quarterly revenue of $414 million exceeded our expectations and grew 33% year over year driven by strength across product categories. Axon Cloud software was the primary growth driver, fueled by growing adoption of our premium software bundles and a growing number of software licenses associated with body and Fleet cameras, followed by strength in demand for Axon Fleet systems and the early ramp of TASER 10 and Axon Body 4.
●	Total company gross margin of 61.7% declined 30 basis points year over year driven by lower margin in our TASER segment resulting from the launch of TASER 10, which is still ramping toward full scale in manufacturing, increased mix from lower margin Sensors hardware, and higher professional services costs associated with growth in Axon Fleet 3, partially offset by increased software mix. Gross margin was down slightly sequentially on mix and we expect these dynamics to remain in our fourth quarter, with an additional mix shift toward Software & Sensors hardware related to the ramp of Axon Body 4 to result in a modestly lower gross margin relative to the third quarter.
●	Operating profit of $55 million increased 71.7% year over year driven by increased revenue and operating leverage. Operating expenses of $200 million in the quarter included $28 million in stock-based compensation expenses. Operating expenses as a percent of revenue improved 330 basis points year over year to 48.4%.
o	SG&A expense of $123 million, 29.8% of revenue, included $13 million in stock-based compensation expenses.
o	R&D expense of $77 million, 18.6% of revenue, included $15 million in stock-based compensation expenses.
●	Net income of $59 million (14.4% net income margin), or $0.78 per diluted share, supported non-GAAP net income of $78 million (18.7% margin), or $1.02 per diluted share.
●	Adjusted EBITDA of $92 million reflected an Adjusted EBITDA margin of 22.2%.
o	Adjusted EBITDA margin expanded 41 basis points year over year largely driven by operating leverage.
o	Both Non-GAAP net income and Adjusted EBITDA exclude stock-based compensation expenses and net gains or losses related to our strategic investment portfolio. We have also excluded a $2.6 million insurance recovery benefit from Non-GAAP net income and from Adjusted EBITDA.
●	Operating cash flow of $63 million supported free cash flow of $49 million and adjusted free cash flow of $53 million.
●	As of September 30, 2023, Axon had $1.12 billion in cash, equivalents and investments, and outstanding convertible notes in principal amount of $690 million, for a net cash position of $432 million, up $37 million sequentially.

Financial commentary by segment:

Software & Sensors

	THREE MONTHS ENDED			CHANGE
	30 SEP 2023	30 JUN 2023	30 SEP 2022	QoQ		YoY
	(in thousands)
Axon Cloud and Services revenue (1)	$147,963	$132,637	$95,740	11.6%		54.5%
Axon Cloud and Services gross margin	72.4%	69.7%	74.1%	270	bp	(170)	bp

Sensors and Other revenue	$103,068	$87,558	$71,131	17.7%		44.9%
Sensors and Other gross margin	45.2%	52.9%	43.3%	(770)	bp	190	bp

(1)The TASER segment includes Cloud and Services revenue, which is not broken out here.
●	Axon Cloud & Services revenue growth of 55% year over year reflects growing demand for our domestic digital evidence management platform, fueled by growing adoption of our premium Officer Safety Plan integrated bundles and associated deployments of premium software offerings.
●	Axon Cloud & Services gross margin of 72.4% decreased year over year driven by increased mix toward professional services associated with growth in our Fleet systems business. Software-only gross margins in this segment continue to exceed our software gross margin target of 80%.
●	Sensors & Other revenue growth of 45% year over year was driven by strength in demand for Axon Fleet systems and the initial ramp of Axon Body 4. Axon Fleet systems revenue grew 164% year over year and decreased modestly quarter over quarter due to timing of shipments related to customer-driven deployment schedules.
●	Sensors & Other gross margin of 45.2% grew year over year due to scale efficiencies from higher volume Fleet shipments and growth in Axon Body 4. The sequential decline in Sensors & Other gross margin was related to the absence of non-repeated favorable manufacturing overhead reallocation that benefited the second quarter.

TASER

	THREE MONTHS ENDED			CHANGE
	30 SEP 2023	30 JUN 2023	30 SEP 2022	QoQ		YoY
	(in thousands)
Revenue	$162,570	$154,410	$144,883	5.3%		12.2%
Gross margin	62.5%	60.5%	63.1%	200	bp	(60)	bp

●	TASER segment revenue growth of 12% year over year was driven by the continued ramp of the TASER 10 platform and increased cartridge revenue, partially offset by a decrease in TASER 7. TASER 10 revenue contribution increased by roughly 50% sequentially and we expect TASER 10 to account for the majority of TASER handle revenue in the fourth quarter.
●	TASER segment gross margin of 62.5% decreased 60 basis points year over year resulting from the launch of TASER 10, which is still ramping toward full scale in manufacturing. The sequential increase in TASER segment gross margins resulted from favorable product mix and the absence of non-repeated manufacturing overhead reallocation charges incurred in the second quarter.

Forward-looking performance indicators

	30 SEP 2023	30 JUN 2023	31 MAR 2023	31 DEC 2022	30 SEP 2022
	($ in millions)
Annual recurring revenue (1)	$619	$559	$520	$473	$403
Net revenue retention (1)	122%	122%	121%	121%	120%
Total company future contracted revenue (1)	$5,819	$5,227	$4,778	$4,647	$3,730

(1)	Refer to “Statistical Definitions” below.
●	Annual Recurring Revenue (ARR) grew 54% year over year to $619 million, bolstered by sales of our premium bundles, which have increased as a percentage of our overall bookings over the past two years, a growing base of software licenses tied to Axon Fleet 3 and growth in new and emerging customer segments including U.S. federal, justice, and international.
●	Net Revenue Retention (NRR) was 122% in the quarter, reflecting our ability to deliver additional value to our customers over time and de minimis attrition. We drive adoption of our cloud software solutions through integrated bundling, which include a variety of premium software options. This SaaS metric excludes the hardware portion of customer subscriptions.
●	Total company future contracted revenue grew to $5.8 billion. We expect to recognize between 15% to 25% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following ten years. This metric is also known as “remaining performance obligations.”

2023 Outlook

The following forward-looking statements reflect Axon expectations as of November 7, 2023, and are subject to risks and uncertainties.

Q4 2023

●	For the fourth quarter, we expect to report revenue within the range of $417 million to $420 million.
●	We expect Adjusted EBITDA margin of approximately 20% in the fourth quarter.

Full Year

●	Axon’s full year 2023 revenue expectation has improved to approximately $1.55 billion, or 30% annual growth. Previously, Axon had guided to a full year 2023 revenue range of $1.51 billion to $1.53 billion, reflecting approximately 27% to 29% growth year over year.
●	Axon’s Q4 2023 Adjusted EBITDA margin expectation of approximately 20% implies full year Adjusted EBITDA margin of 20.8%, exceeding our previously communicated expectation of Adjusted EBITDA margin of approximately 20% in 2023. This reflects an increase in Adjusted EBITDA dollars to approximately $322 million, compared with the prior implied guidance range of $302 million to $306 million.
o	We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses and gains such as stock-based compensation, income tax expenses and gains or losses on marketable securities and strategic investments, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, which could be material, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.
●	We expect stock-based compensation expenses to be approximately $130 million to $140 million for the full year. Because our stock-based compensation expenses may vary based on changes in the share price or the actual timing of attainment of certain metrics, it is inherently difficult to forecast future stock-based compensation expense, which may also be materially affected by any future stock-based compensation plans, subject to shareholder approval.
●	We expect 2023 CapEx to be in the range of $50 million to $65 million, in line with our prior guidance. Our 2023 CapEx plans include investments in TASER 10 automation and capacity expansion, including cartridge capacity and lab enhancements and global facility build-out and upgrades, including warehousing support for global shipping facilities.
●	Looking into 2024, we are resuming consideration on our headquarters plans as we look at ways to continue to motivate, inspire and bring together our employees and customers, and to accommodate our future growth needs. As a reminder, we paused this work in summer 2022 and think now is a good time to reassess our plans.

For 2024 and beyond, we remain confident in our ability to scale globally, to penetrate new customer segments, and to introduce new products that drive highly profitable revenue growth.

Thank you for investing in our mission.

-The Axon team

Quarterly conference call and webcast

We will host our Q3 2023 earnings conference call webinar on Tuesday, November 7, at 2 p.m. PT / 5 p.m. ET.

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com, or can be accessed directly via https://axon.zoom.us/j/94863536596

Statistical Definitions

Annual recurring revenue: Annual recurring revenue is a performance indicator that management believes provides more visibility into the growth of our revenue generated by our highest margin, recurring services. Annual recurring revenue should be viewed independently of revenue and deferred revenue because it is an operating measure and is not intended to be combined with or to replace GAAP revenue or deferred revenue, as they can be impacted by contract start and end dates and renewal rates. Annual recurring revenue is not intended to be a replacement or forecast of revenue or deferred revenue. We calculate annual recurring revenue as monthly recurring license, integration, warranty, and storage revenue, annualized.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software and camera warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty revenue but purposely excludes the lower-margin hardware subscription component of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments -- meaning that for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our filings with the Securities and Exchange Commission (“SEC”).

Total company future contracted revenue: Total company future contracted revenue includes both recognized contract liabilities as well as amounts that will be invoiced and recognized in future periods. The remaining performance obligations are limited only to arrangements that meet the definition of a contract under Topic 606 as of September 30, 2023. We expect to recognize between 15% to 25% of this balance over the next twelve months, and generally expect the remainder to be recognized over the following ten years, subject to risks related to delayed deployments, budget appropriation or other contract cancellation clauses.

Non-GAAP Measures

To supplement the Company's financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share, Free Cash Flow, and Adjusted Free Cash Flow. The Company's management uses these non-GAAP financial measures in evaluating the Company's performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented herein.

●	EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.
●	Adjusted EBITDA (Most comparable GAAP Measure: Net income) - Earnings before interest expense, investment interest income, income taxes, depreciation, amortization, non-cash stock-based compensation expense, realized and unrealized gains/losses on strategic investments and marketable securities and certain other pre-tax items (identified and listed below in the reconciliation).
●	Non-GAAP Net Income (Most comparable GAAP Measure: Net income) - Net income excluding the costs of non-cash stock-based compensation and excluding any net gain/loss/write-down/disposal/abandonment of property, equipment and intangible assets; realized and unrealized gain/losses on strategic investments and marketable securities; loss on impairment; costs related to strategic investments and business acquisitions;

costs related to the FTC litigation and pre-tax certain other items (listed below). The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.
●	Non-GAAP Diluted Earnings Per Share (Most comparable GAAP Measure: Earnings Per share) - Measure of Company's Non-GAAP Net Income divided by the weighted average number of diluted common shares outstanding during the period presented.
●	Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - Cash flows provided by operating activities minus purchases of property and equipment and intangible assets.
●	Adjusted Free Cash Flow (Most comparable GAAP Measure: Cash flow from operating activities) - Cash flows provided by operating activities minus purchases of property and equipment and intangible assets, excluding the net impact of investments in our new Scottsdale, Ariz. campus and bond premium amortization.

Caution on Use of Non-GAAP Measures

Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company's operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:

●	these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company's GAAP financial measures;
●	these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company's GAAP financial measures;
●	these non-GAAP financial measures should not be considered to be superior to the Company's GAAP financial measures; and
●	these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles.
●	Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company's results to the results of other companies.

About Axon

Axon is a technology leader in global public safety. Our moonshot goal is to cut gun-related deaths between police and the public by 50% before 2033. Axon is building the public safety operating system of the future by integrating a suite of hardware devices and cloud software solutions that lead modern policing. Axon’s suite includes TASER energy devices, body cameras, in-car cameras, cloud-hosted digital evidence management solutions, productivity software and real-time operations capabilities. Axon’s growing global customer base includes first responders across international, federal, state and local law enforcement, fire, corrections and emergency medical services, as well as the justice sector, commercial enterprises and consumers.

Non-Axon trademarks are property of their respective owners.

Axon, Axon Aid, Axon Body, Axon Evidence, Axon Fleet, Axon Records, Axon Respond, Axon VR, TASER, TASER 7, TASER 10, Protect Life and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the US and other countries. For more information, visit www.axon.com/legal. All rights reserved.

Forward-looking statements

Forward-looking statements in this letter include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services, including statements related to our user base and customer profiles; the impact of pending litigation; strategies and trends relating to subscription plan programs and revenues; statements related to recently completed acquisitions; our anticipation that contracts with governmental customers will be fulfilled; the timing and realization of future contracted revenue; the fulfillment of bookings; strategies and trends, including the amounts and benefits of, research and development investments; the sufficiency of our liquidity and financial resources; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2023 full year revenue, stock-based compensation expense, adjusted EBITDA, adjusted EBITDA margin, and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Annual Report on Form 10‑K for the year ended December 31, 2022. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: our exposure to cancellations of government contracts due to appropriation clauses, exercise of a cancellation clause, or non-exercise of contractually optional periods; the ability of law enforcement agencies to obtain funding, including based on tax revenues; our ability to design, introduce and sell new products, services or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to win bids through the open bidding process for governmental agencies; our ability to manage our supply chain and avoid production delays, shortages, and impacts to expected gross margins; the impacts of inflation, macroeconomic conditions and global events; the impact of stock-based compensation expense, impairment expense, and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity or sentiment regarding our products; the impact of product mix on projected gross margins; defects in, or misuse of, our products; changes in the costs of product components and labor; loss of customer data, a breach of security, or an extended outage, including by our third party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the U.S. and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; the impact of declines in the fair value or impairment of our investments, including our strategic investments; our ability to attract and retain key personnel; litigation or inquiries and related time and costs; and counter-party risks relating to cash balances held in excess of FDIC insurance limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. The Quarterly Report on Form 10-Q for the quarter ended September, 30, 2023, which we expect to be available on November 7, 2023, lists various important factors that could cause actual results to differ materially from expected and historical results. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Readers can find them in Part II, Item 1A under the heading “Risk Factors” in our Quarterly Reports on Form 10‑Q, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 10-Q, 8-K and 10-K reports to the SEC. Our filings with the SEC may be accessed at the SEC’s web site at www.sec.gov.

Update on Legal Matters:

Axon v. FTC

On October 6, 2023, the Federal Trade Commission (FTC) dismissed its administrative complaint against Axon without consent decree or other condition. This action followed Axon’s unanimous U.S. Supreme Court victory in April 2023, which confirmed federal court jurisdiction over its constitutional challenges to the FTC’s structure. Axon’s case was remanded to the District of Arizona where Axon filed an amended complaint in August 2023, signaling its intention to take the merits of its constitutional claims right back to the Supreme Court. Simultaneously, Axon engaged with the FTC seeking a global resolution of both cases based on the robust competition in the body-worn camera market today. Rather than answering Axon’s complaint or acknowledging current market conditions, the FTC simply dismissed its case. Axon then dismissed its constitutional claims as moot, ending this five-year battle to protect our intellectual property and investors. We are confident others will continue to pursue these important constitutional challenges through the jurisdictional door Axon opened.

Links to all court filings and opinions can be found on Axon's FTC Investor Briefing page at https://www.axon.com/ftc.

New Jersey Class Actions

The plaintiffs’ bar is now attempting to capitalize on the unproven and dismissed allegations in the FTC complaint by filing a series of purported class action lawsuits in the District of New Jersey (Case No. 3:23-cv-7182). These cases will be consolidated with an amended complaint expected by the end of the year. As with the FTC case, Axon will vigorously defend these untimely, misguided claims regarding its five-year-old consummated acquisition of Vievu, a significantly financially distressed company destined to exit the market. Rather than restrict competition, Axon’s action prevented major body-camera program disruptions for Vievu customers.

AXON ENTERPRISE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except per share data)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2023	30 JUN 2023	30 SEP 2022	30 SEP 2023	30 SEP 2022
Net sales from products	$256,443	$233,474	$210,398	$709,306	$586,653
Net sales from services	157,158	141,131	101,356	421,943	267,140
Net sales	413,601	374,605	311,754	1,131,249	853,793
Cost of product sales	116,278	101,192	93,724	325,054	260,578
Cost of service sales	42,051	41,292	24,773	114,700	70,256
Cost of sales	158,329	142,484	118,497	439,754	330,834
Gross margin	255,272	232,121	193,257	691,495	522,959
Operating expenses:
Sales, general and administrative	123,279	119,922	102,023	359,768	287,157
Research and development	76,880	71,940	59,127	219,747	165,090
Total operating expenses	200,159	191,862	161,150	579,515	452,247
Income from operations	55,113	40,259	32,107	111,980	70,712
Interest and other income (loss), net	14,310	(52,368)	(11,249)	(12,782)	91,076
Income (loss) before provision for income taxes	69,423	(12,109)	20,858	99,198	161,788
Provision for (benefit from) income taxes	10,026	(24,529)	8,727	(17,758)	43,824
Net income	$59,397	$12,420	$12,131	$116,956	$117,964
Net income per common and common equivalent shares:
Basic	$0.79	$0.17	$0.17	$1.58	$1.66
Diluted	$0.78	$0.16	$0.17	$1.56	$1.63
Weighted average number of common and common equivalent shares outstanding:
Basic	74,826	74,224	71,107	73,904	71,033
Diluted	75,952	75,780	72,525	75,212	72,386

AXON ENTERPRISE, INC.

SEGMENT REPORTING

(Unaudited)

(dollars in thousands)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	30 SEP 2023			30 JUN 2023			30 SEP 2022
		Software			Software			Software
		and			and			and
	TASER	Sensors	Total	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$153,375	$103,068	$256,443	$145,916	$87,558	$233,474	$139,267	$71,131	$210,398
Net sales from services (2)	9,195	147,963	157,158	8,494	132,637	141,131	5,616	95,740	101,356
Net sales	162,570	251,031	413,601	154,410	220,195	374,605	144,883	166,871	311,754
Cost of product sales	59,746	56,532	116,278	59,968	41,224	101,192	53,422	40,302	93,724
Cost of service sales	1,252	40,799	42,051	1,085	40,207	41,292	—	24,773	24,773
Cost of sales	60,998	97,331	158,329	61,053	81,431	142,484	53,422	65,075	118,497
Gross margin	101,572	153,700	255,272	93,357	138,764	232,121	91,461	101,796	193,257
Gross margin %	62.5%	61.2%	61.7%	60.5%	63.0%	62.0%	63.1%	61.0%	62.0%

Research and development	15,672	61,208	76,880	14,376	57,564	71,940	13,864	45,263	59,127

	NINE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2023			30 SEP 2022
		Software			Software
		and			and
	TASER	Sensors	Total	TASER	Sensors	Total
Net sales from products (1)	$426,372	$282,934	$709,306	$382,142	$204,511	$586,653
Net sales from services (2)	24,890	397,053	421,943	12,687	254,453	267,140
Net sales	451,262	679,987	1,131,249	394,829	458,964	853,793
Cost of product sales	170,297	154,757	325,054	142,510	118,068	260,578
Cost of service sales	2,517	112,183	114,700	—	70,256	70,256
Cost of sales	172,814	266,940	439,754	142,510	188,324	330,834
Gross margin	278,448	413,047	691,495	252,319	270,640	522,959
Gross margin %	61.7%	60.7%	61.1%	63.9%	59.0%	61.3%

Research and development	46,128	173,619	219,747	37,076	128,014	165,090

(1)	Software and Sensors “products” revenue consists of sensors, including on-officer body cameras, Axon Fleet cameras, other hardware sensors, warranties on sensors, and other products, and is sometimes referred to as Sensors and Other revenue.
(2)	Software and Sensors “services” revenue comprises sales related to the Axon Cloud and Services, which includes Axon Evidence, cloud-based evidence management software revenue, other recurring cloud-hosted software revenue and related professional services, and is sometimes referred to as Axon Cloud and Services revenue.

AXON ENTERPRISE, INC.

SALES BY PRODUCT AND SERVICE

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED
	30 SEP 2023		30 JUN 2023		30 SEP 2022
TASER segment:
TASER Devices (Professional)	$86,718	21.0%	$84,975	22.7%	$80,146	25.7%
Cartridges	54,279	13.1	48,425	12.9	46,475	14.9
Axon Evidence and Cloud Services	8,975	2.2	8,494	2.3	5,125	1.7
Extended Warranties	8,078	1.9	7,715	2.1	7,290	2.3
Other (1)	4,520	1.1	4,801	1.3	5,847	1.9
Total TASER segment	162,570	39.3	154,410	41.2	144,883	46.5
Software and Sensors segment:
Axon Body Cameras and Accessories	52,488	12.7	32,781	8.8	40,944	13.1
Axon Fleet Systems	26,716	6.4	35,960	9.6	10,139	3.2
Axon Evidence and Cloud Services	150,563	36.4	132,102	35.3	96,814	31.1
Extended Warranties	16,054	3.9	15,166	4.0	14,511	4.7
Other (2)	5,210	1.3	4,186	1.1	4,463	1.4
Total Software and Sensors segment	251,031	60.7	220,195	58.8	166,871	53.5
Total net sales	$413,601	100.0%	$374,605	100.0%	$311,754	100.0%

	NINE MONTHS ENDED
	30 SEP 2023		30 SEP 2022
TASER segment:
TASER Devices (Professional)	$239,165	21.1%	$213,623	25.0%
Cartridges	149,504	13.2	134,145	15.7
Axon Evidence and Cloud Services	24,670	2.2	11,862	1.4
Extended Warranties	23,463	2.1	21,428	2.5
Other (1)	14,460	1.3	13,771	1.6
Total TASER segment	451,262	39.9	394,829	46.2
Software and Sensors segment:
Axon Body Cameras and Accessories	124,066	11.0	113,399	13.3
Axon Fleet Systems	95,648	8.5	39,840	4.7
Axon Evidence and Cloud Services	400,979	35.4	258,664	30.3
Extended Warranties	45,305	4.0	36,070	4.2
Other (2)	13,989	1.2	10,991	1.3
Total Software and Sensors segment	679,987	60.1	458,964	53.8
Total net sales	$1,131,249	100.0%	$853,793	100.0%

(1)	TASER segment “Other” includes smaller categories, such as VR hardware, weapons training revenue such as revenue associated with our Master Instructor School, and TASER consumer device sales.
(2)	Software and Sensors segment “Other” includes revenue from items including Signal Sidearm, Interview Room and Axon Air.

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(Unaudited)

Dollars in thousands

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2023	30 JUN 2023	30 SEP 2022	30 SEP 2023	30 SEP 2022
EBITDA and Adjusted EBITDA:
Net income	$59,397	$12,420	$12,131	$116,956	$117,964
Depreciation and amortization	8,418	7,480	6,206	22,587	18,171
Interest expense	1,762	1,737	3	5,223	14
Investment interest income	(12,220)	(11,400)	(1,098)	(35,010)	(168)
Provision for (benefit from) income taxes	10,026	(24,529)	8,727	(17,758)	43,824
EBITDA	$67,383	$(14,292)	$25,969	$91,998	$179,805

Adjustments:
Stock-based compensation expense	$29,987	$31,891	$28,204	$96,228	$74,454
Unrealized loss (gain) on strategic investments and marketable securities, net	(4,036)	61,912	11,338	42,306	(92,498)
Transaction costs related to strategic investments and acquisitions	495	455	469	1,793	2,304
Loss on disposal, abandonment, and impairment of property, equipment and intangible assets, net	137	24	1,795	317	2,032
Insurance recoveries (1)	(2,615)	(789)	—	(3,404)	—
Costs related to FTC litigation	71	1	—	72	295
Payroll taxes related to XSPP vesting and CEO Award option exercises	201	2,368	—	8,961	—
Adjusted EBITDA	$91,623	$81,570	$67,775	$238,271	$166,392
Net income as a percentage of net sales	14.4%	3.3%	3.9%	10.3%	13.8%
Adjusted EBITDA as a percentage of net sales	22.2%	21.8%	21.7%	21.1%	19.5%

Stock-based compensation expense:
Cost of product and service sales	$1,687	$1,678	$1,157	$4,685	$3,331
Sales, general and administrative	12,886	14,901	14,268	43,232	35,860
Research and development	15,414	15,312	12,779	48,311	35,263
Total	$29,987	$31,891	$28,204	$96,228	$74,454

(1)	Presentation of Adjusted EBITDA for the three months ended June 30, 2023 has been recast to conform to the current presentation, and reflects insurance recoveries that were immaterial to that period. Adjusted EBITDA for the nine months ended September 30, 2023 reflects total year-to-date insurance recoveries.

AXON ENTERPRISE, INC.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued

(Unaudited)

Dollars in thousands, except per share amounts

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2023	30 JUN 2023	30 SEP 2022	30 SEP 2023	30 SEP 2022
Non-GAAP net income:
GAAP net income	$59,397	$12,420	$12,131	$116,956	$117,964
Non-GAAP adjustments:
Stock-based compensation expense	29,987	31,891	28,204	96,228	74,454
Unrealized loss (gain) on strategic investments and marketable securities, net	(4,036)	61,912	11,338	42,306	(92,498)
Transaction costs related to strategic investments and acquisitions	495	455	469	1,793	2,304
Loss on disposal, abandonment, and impairment of property, equipment and intangible assets, net	137	24	1,795	317	2,032
Insurance recoveries (1)	(2,615)	(789)	—	(3,404)	—
Costs related to FTC litigation	71	1	—	72	295
Payroll taxes related to XSPP vesting and CEO Award option exercises	201	2,368	—	8,961	—
Income tax effects	(6,168)	(24,595)	(10,409)	(37,222)	3,340
Non-GAAP net income	$77,469	$83,687	$43,528	$226,007	$107,891

Diluted income per common share
GAAP	$0.78	$0.16	$0.17	$1.56	$1.63
Non-GAAP	$1.02	$1.10	$0.60	$3.00	$1.49

Weighted average number of diluted common and common equivalent shares outstanding (in thousands)	75,952	75,780	72,525	75,212	72,386

(1)	Presentation of Non-GAAP net income for the three months ended June 30, 2023 has been recast to conform to the current presentation, and reflects insurance recoveries that were immaterial to that period. Non-GAAP net income for the nine months ended September 30, 2023 reflects total year-to-date insurance recoveries.

AXON ENTERPRISE, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	30 SEP 2023	31 DEC 2022
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$406,042	$353,684
Marketable securities	68,850	39,240
Short-term investments	715,688	581,769
Accounts and notes receivable, net	442,830	358,190
Contract assets, net	260,523	196,902
Inventory	260,119	202,471
Prepaid expenses and other current assets	103,789	73,022
Total current assets	2,257,841	1,805,278

Property and equipment, net	186,957	169,843
Deferred tax assets, net	213,831	156,866
Intangible assets, net	20,324	12,158
Goodwill	57,344	44,983
Long-term investments	—	156,207
Long-term notes receivable, net	4,381	5,210
Long-term contract assets, net	78,663	45,170
Strategic investments	240,299	296,563
Other long-term assets	194,543	159,616
Total assets	$3,254,183	$2,851,894

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	90,035	59,918
Accrued liabilities	146,940	155,934
Current portion of deferred revenue	454,891	360,037
Customer deposits	16,469	20,399
Other current liabilities	9,492	6,358
Total current liabilities	717,827	602,646

Deferred revenue, net of current portion	270,082	248,003
Liability for unrecognized tax benefits	18,938	10,745
Long-term deferred compensation	9,148	6,285
Deferred tax liability, net	2,467	1
Long-term lease liabilities	35,329	37,143
Convertible notes, net	676,315	673,967
Other long-term liabilities	2,960	4,613
Total liabilities	1,733,066	1,583,403

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,315,954	1,174,594
Treasury stock	(155,947)	(155,947)
Retained earnings	373,978	257,022
Accumulated other comprehensive loss	(12,869)	(7,179)
Total stockholders’ equity	1,521,117	1,268,491
Total liabilities and stockholders’ equity	$3,254,183	$2,851,894

AXON ENTERPRISE, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2023	30 JUN 2023	30 SEP 2022	30 SEP 2023	30 SEP 2022
Cash flows from operating activities:
Net income	$59,397	$12,420	$12,131	$116,956	$117,964
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	29,987	31,891	28,204	96,228	74,454
Deferred income taxes	(15,706)	(27,945)	4,299	(53,311)	30,349
Unrealized loss (gain) on strategic investments and marketable securities, net	(4,036)	61,912	11,338	42,306	(92,498)
Depreciation and amortization	8,418	7,480	6,206	22,587	18,171
Bond amortization	(4,035)	(4,146)	(362)	(12,071)	(61)
Noncash lease expense	1,912	1,583	1,718	4,890	4,997
Unrecognized tax benefits	1,435	2,012	(376)	4,302	3,519
Amortization of debt issuance cost	797	775	—	2,328	—
Coupon interest expense	(652)	862	—	1,073	—
Other noncash items	(872)	(452)	2,181	(1,140)	2,659
Change in assets and liabilities:
Accounts and notes receivable and contract assets	(80,263)	(51,774)	(34,799)	(182,468)	(115,046)
Inventory	(15,979)	(27,774)	(19,158)	(59,564)	(66,267)
Prepaid expenses and other assets	(15,318)	15,058	(15,183)	(64,608)	(17,871)
Accounts payable, accrued and other liabilities	49,399	1,067	4,115	13,423	28,684
Deferred revenue	48,408	19,687	40,587	118,294	115,187
Net cash provided by operating activities	62,892	42,656	40,901	49,225	104,241
Cash flows from investing activities:
Purchases of investments	(180,944)	(100,925)	(85,902)	(426,993)	(194,142)
Proceeds from call / maturity of investments	80,132	299,994	6,012	461,214	15,485
Exercise of warrants from strategic investments	—	—	—	—	(6,555)
Purchases of property and equipment	(13,974)	(13,137)	(14,371)	(35,624)	(44,218)
Purchases of intangible assets	(392)	(62)	(89)	(579)	(193)
Proceeds from disposal of property and equipment	64	3	135	67	226
Strategic investments	(6,775)	(10,917)	(9,000)	(17,692)	(70,500)
Business acquisition, net of cash acquired	(64)	(21,026)	—	(21,090)	(2,104)
Net cash provided by (used in) investing activities	(121,953)	153,930	(103,215)	(40,697)	(302,001)
Cash flows from financing activities:
Net proceeds from equity offering	(101)	61,156	—	94,705	(74)
Proceeds from options exercised	—	15,322	—	54,503	—
Income and payroll tax payments for net-settled stock awards	(7,021)	(62,214)	(72)	(104,076)	(2,391)
Net cash provided by (used in) financing activities	(7,122)	14,264	(72)	45,132	(2,465)
Effect of exchange rate changes on cash and cash equivalents	(2,007)	27	(2,873)	(1,201)	(6,783)
Net increase (decrease) in cash and cash equivalents and restricted cash	(68,190)	210,877	(65,259)	52,459	(207,008)
Cash and cash equivalents and restricted cash, beginning of period	476,201	265,324	214,689	355,552	356,438
Cash and cash equivalents and restricted cash, end of period	$408,011	$476,201	$149,430	$408,011	$149,430

AXON ENTERPRISE, INC.

SELECTED CASH FLOW INFORMATION

(Unaudited)

(in thousands)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	30 SEP 2023	30 JUN 2023	30 SEP 2022	30 SEP 2023	30 SEP 2022
Net cash provided by operating activities	$62,892	$42,656	$40,901	$49,225	$104,241
Purchases of property and equipment	(13,974)	(13,137)	(14,371)	(35,624)	(44,218)
Purchases of intangible assets	(392)	(62)	(89)	(579)	(193)
Free cash flow, a non-GAAP measure	$48,526	$29,457	$26,441	$13,022	$59,830
Bond premium amortization	4,035	4,146	362	12,071	61
Net campus investment	761	290	4,415	2,063	13,175
Adjusted free cash flow, a non-GAAP measure	$53,322	$33,893	$31,218	$27,156	$73,066

AXON ENTERPRISE, INC.

SUPPLEMENTAL TABLES

(in thousands)

	30 SEP 2023	31 DEC 2022
	(Unaudited)
Cash and cash equivalents	$406,042	$353,684
Short-term investments	715,688	581,769
Long-term investments	—	156,207
Cash and cash equivalents and investments, net	1,121,730	1,091,660
Convertible notes, principal amount	(690,000)	(690,000)
Total cash and cash equivalents and investments, net of convertible notes	$431,730	$401,660